EXHIBIT 5.1

March 7, 2007

Board of Directors

Haynes International, Inc.

1020 West Park Avenue

P.O. Box 9013

Kokomo, IN 46904-9013

Re:          Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Haynes International, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (File No. 333-140194) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), relating to the public offering of up to 2,415,000 shares of common stock, par value $0.001 per share (the “Common Stock”), by the Company and certain selling stockholders of the Company named in the Registration Statement. Unless otherwise defined herein, capitalized terms used herein shall have the meaning assigned to them in the Registration Statement.

In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for thepurpose of this opinion, including:

1.     The Registration Statement;

2.     The Company’s Restated Certificate of Incorporation, as amended, certified by the Secretary of State of Delaware on February 23, 2007 to be a true and correct copy thereof;

3.     The Amended and Restated By-laws of the Company, as amended to date and currently in effect;

4.     Officer’s Certificate dated March 7, 2007, as to certain factual matters; and

5.     Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

Board of Directors

Haynes International, Inc.

March 7, 2007

We have also relied, without investigation as to the accuracy thereof, on other certificates of, and oral and written communication from, public officials and officers of the Company.

For purposes of this opinion, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the 1933 Act and all applicable requirements of state laws regulating the offer and sale of Common Stock will have been duly satisfied.

Based upon the foregoing, we are of the opinion that when the Registration Statement first becomes effective under the 1933 Act, the Common Stock, when sold as contemplated in such Registration Statement, will be legally issued, fully paid and nonassessable.

This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose.  The opinions expressed herein are matters of professional judgment, are not a guarantee of result and are effective only as of the date hereof.  We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or fact that may affect the opinion set forth herein.

We consent to the use of this opinion as an exhibit to the Registration Statement, to the disclosure and summarization of the opinion in the Registration Statement, including in the prospectus, and to the reference to our firm in the Registration Statement under the caption “Legal matters.”  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ ICE MILLER LLP